Exhibit 10.2
MONSTER WORLDWIDE, INC.
RESTRICTED STOCK AWARD
GRANT NOTICE
MONSTER WORLDWIDE, INC., a Delaware corporation (the “Company”), hereby notifies [Participant Name] (the “Participant”) of a grant of Restricted Stock by the Committee to the Participant on [Grant Date] (the “Grant Date”) pursuant to the Company’s 2008 Equity Incentive Plan, as amended (the “Plan”), upon such terms and subject to such forfeiture and other conditions as set forth in this Grant Notice and the Plan. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
1. Grant of the Restricted Stock. Subject to the terms and conditions of the Plan and this Grant Notice, the Participant has been granted as Restricted Stock [Number of Shares] shares of Common Stock for a purchase price of zero ($0.00). The Restricted Stock shall vest and become nonforfeitable, if at all, in accordance with Section 2 hereof.
2. Vesting.
(a) Subject to the Participant’s continuous employment by the Company and its Affiliates, the Restricted Stock granted to the Participant shall vest and become nonforfeitable as to the percentage of the Restricted Stock indicated on the dates specified below (each a “Restricted Stock Vesting Date”):

Percentage of Restricted
Date	Stock Becoming Vested
First Anniversary of Grant Date	25%
Second Anniversary of Grant Date	25%
Third Anniversary of Grant Date	25%
Fourth Anniversary of Grant Date	25%
In the event the above vesting schedule results in the vesting of any fractional share of Common Stock, such fractional share of Common Stock shall not be deemed vested hereunder but shall vest and become nonforfeitable when such fractional share of Common Stock aggregates a whole share of Common Stock.
(b) If the Participant’s continued employment by the Company and its Affiliates is terminated or terminates for any reason (other than death or Disability), then the Restricted Stock, to the extent not then vested, shall be forfeited by the Participant to the Company without consideration; provided, however, that if the Participant’s continued service terminates because of the Participant’s death or Disability, then the Restricted Stock, to the extent not then vested and not previously forfeited, shall immediately become fully vested.

(c) Notwithstanding any other provision of this Grant Notice to the contrary, in the event that a Change in Control shall occur prior to the date that all of the Restricted Stock is vested, then to the extent not previously forfeited all of the unvested Restricted Stock shall vest effective upon the Change in Control. In the event that a Change in Control occurs on a date prior to the date that a Participant is determined to be Disabled for purposes of the Plan and this Grant Notice, but the Committee, in its sole determination, expects the Participant to be Disabled at the end of the 9-month period referred to in Section 3(a) of this Grant Notice, then all of the unvested Restricted Stock of such Participant, to the extent not previously forfeited, shall vest upon the date of the Change in Control.
(d) In the event that any calendar date on which vesting is purportedly scheduled pursuant to the terms of Section 2 is not a Business Day, the vesting shall automatically be delayed until the first Business Day following that calendar date. “Business Day” means a date on which commercial banks in New York, New York are open for general business.
(e) Notwithstanding any provision of this Grant Notice to the contrary, any and all dividends (whether cash, Common Stock, securities or other property) that may be payable with respect to Restricted Stock that is not vested at the time such dividend is payable shall not be paid. Instead, dividends on such unvested Restricted Stock shall vest, become nonforfeitable and be paid or delivered (without interest), if at all, when, as and only to the extent that the Restricted Stock in respect of which such dividend was payable shall vest and become nonforfeitable pursuant to this Grant Notice. Any dividends on such unvested Restricted Stock shall be forfeited when such Restricted Stock in respect of which such dividend was payable shall be forfeited, and references in this Grant Notice to Restricted Stock that is not vested shall include the dividends payable in respect of such unvested Restricted Stock.
3. Certain Definitions. The following term shall have the following meaning:
(a) “Disability” or “Disabled” means, notwithstanding any definition in the Plan, that, in the determination of the Committee, the Participant is both (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months and (ii) (x) in case the Participant is eligible for the long term disability program offered to United States-based employees by the Company or its Affiliates, the Participant has actually received long term disability benefits for no less than 9 months or (y) in case the Participant is not eligible for such long term disability program solely by virtue of not having been based in the United States, the Participant would have been eligible to receive long term disability benefits for no less than 9 months but for the Participant not being based in the United States. For purposes of Section 2(b) above, it is understood that the Disability shall be deemed to be incurred on the last day of the 9-month period contemplated in clause (ii) of the immediately preceding sentence. In the event the Participant has met the condition set forth in clause (i) of the first sentence of this definition but does not satisfy the condition set forth in clause (ii) of this definition solely by reason of the Participant’s death, then the provisions of such clause (ii) shall be deemed to have been satisfied and for purposes of Section 2(b) above the Disability shall be deemed to be incurred on the date of such death.

4. Delivery of Restricted Stock. The Restricted Stock subject to this Grant Notice shall be maintained in “book-entry” form, registered in the Participant’s name on the books of the Company, and no actual certificates therefore shall be delivered by the Company. As and to the extent the Restricted Stock shall vest pursuant to Section 2, the Company shall cause the shares of vested Restricted Stock (net of any shares required to be withheld) to be credited to the Participant’s account with the third party administering the Company’s equity awards programs (currently Charles Schwab) (the “Administrator”). It is a condition to the Company’s obligation to deliver any evidence of the shares of vested Restricted Stock to the Participant pursuant to this Grant Notice that the Participant shall have opened an account with the Administrator. The Participant shall be the record owner of the Restricted Stock until such Restricted Stock is forfeited pursuant to Section 2 hereof. As record owner, the Participant shall be entitled to all rights of a holder of the Common Stock, except (1) as set forth in Section 2(e) of this Grant Notice, (2) that any and all shares of Common Stock or other securities received by the Participant with respect to the unvested Restricted Stock as a result of a stock split, spin-off, split-off, recapitalization, capital reorganization, reclassification of shares of Common Stock, merger or consolidation shall be deemed to be Restricted Stock subject to all of the provisions of this Grant Notice and shall vest at the same time as the Restricted Stock giving rise to such additional shares or securities received, and (3) that until the Restricted Stock Vesting Date, the Restricted Stock shall be subject to the limitations on transfer set forth in the Plan and Section 10 of this Grant Notice, and the Company may so limit transfers of the Restricted Stock on its books.
5. No Employment Rights; Termination of Employment. Nothing in this Grant Notice shall give the Participant any right to continue in the employment of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any of its Affiliates to terminate the employment of the Participant. For purposes of this Grant Notice, a Participant’s continued employment shall not be deemed terminated solely by virtue of the Participant’s voluntary cessation of employment in circumstances that the Committee determines are reasonably likely to result in a Disability for so long as the Committee determines that the Participant continues to satisfy the conditions that would ultimately lead to the Committee’s determination that the Participant has incurred a Disability.
6. Plan Provisions. The provisions of the Plan shall govern, and if or to the extent that there are inconsistencies between those provisions and the provisions hereof, the provisions of the Plan shall govern. A copy of the Plan is available on the Company’s global Intranet Web site, currently located at http://insideworldwide.com.
7. Withholding. In the event that prior to any Restricted Stock Vesting Date the Participant has not provided the Company with notice (which may be by written notice or by an election made via the website operated by the Administrator) (the “Payment Notice”) to the effect that the Participant will provide the Company (or the Administrator on the Company’s behalf) payment of the amount, if any, deemed necessary by the Company in its reasonable discretion to enable the Company and its Affiliates to satisfy the minimum federal, foreign or other tax withholding or similar obligations of the Company and its Affiliates with respect to the shares of Common Stock vesting on such Restricted Stock Vesting Date, or in the event the Participant provides the Payment Notice but does not deliver payment of the appropriate amount to the Company (or the Administrator on the Company’s behalf) by such Restricted Stock Vesting Date, then the Company shall satisfy the minimum federal, foreign or other tax withholding or similar obligation of the Company and its Affiliates with respect to such vesting by withholding the number of whole shares of Common Stock (on and valued as of the Restricted Stock Vesting Date) sufficient to satisfy such minimum withholding and other obligations.

8. Notices. All notices or other communications to be given or delivered in connection with this Grant Notice shall be either in electronic format or in writing and shall be deemed to have been properly served if delivered electronically, personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in the case of notices to the Company, to the attention of Director of Human Resources, at the Company’s offices at 5 Clock Tower Place, Suite 500, Maynard, MA 01754 and in the case of notices to the Participant, to the Participant’s last known address (as noted in the Participant’s personnel file) or such other addresses (including any electronic mail addresses) as the recipient party has specified by prior notice to the sending party. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.
9. Binding Effect; Headings. This Grant Notice shall be binding upon and shall inure to the benefit of the Company, the Participant and their respective successors and permitted assigns. The subject headings of Sections are included for the purpose of convenience only and shall not affect the construction or interpretation of any of the provisions of this Grant Notice.
10. Non-Assignability, Etc. The Restricted Stock may not be assigned, alienated, pledged, attached, hypothecated, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of the Restricted Stock shall be void and unenforceable against the Company.
11. Securities Laws; Insider Trading. The Committee may from time to time impose any conditions on the Restricted Stock as it deems necessary or advisable to ensure that the Plan, this Grant Notice and the issuance and resale or any securities comply with all applicable securities laws, including without limitation the Securities Act and Rule 16b-3 under the Exchange Act. Such conditions may include, among other things, the requirement that certificates for shares of Common Stock to be issued to the Participant hereunder contain a restrictive legend in such form and substance as may be determined by the Committee. Without limiting the foregoing, it is understood that Affiliates of the Company may resell Common Stock only pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 under the Securities Act, or pursuant to another exemption from registration under the Securities Act. The Participant understands and agrees that any and all transactions involving shares of Common Stock or other securities of the Company must comply with applicable laws, rules, regulations and policies, including but not limited to the Company’s policy regarding insider trading, which policy, among other things, prohibits transactions involving shares of Common Stock or other securities of the Company by individuals who have material non-public information relating to the Company.

12. General. This Grant Notice shall be deemed to be an Award Agreement as defined in the Plan. This Grant Notice shall be governed by and construed in accordance with the laws of the State of New York (other than the conflict of laws provisions thereof). This Grant Notice constitutes the entire understanding of the legal obligation between the parties with respect to the subject matter hereof and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral with respect to its subject matter, including but not limited to the provisions of any and all employment agreements and offer letters (such as terms providing for acceleration or other enhancement to restricted stock or other equity interests in the event of the occurrence of specified events), except and only to the extent of any rights of the Company or its Affiliates relating to Section 280G of the Internal Revenue Code of 1986, as amended. The Participant should not rely on any representation not set forth in this Grant Notice.
13. Amendment. This Grant Notice may be unilaterally amended by the Company without Participant’s consent as provided in the Plan or to conform the Grant Notice to any changes required by the Administrator or as a result of the change of Administrator.